UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


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       Date of Report (Date of earliest event reported): October 30, 2000


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                                     0-8187
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                             Commission file number



                             GREENBRIAR CORPORATION

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             (Exact name of Registrant as specified in its charter)

                 NEVADA                                         75-2399477
     (State or other jurisdiction of                           (IRS Employer
     Incorporation or organization)                         Identification No.)


   4265 KELLWAY CIRCLE, ADDISON, TEXAS                             75001
(Address of principal executive offices)                        (Zip Code)



                                 (972) 407-8400
               Registrant's telephone number, including area code

ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

Registrant received a notice dated October 30, 2000, from the holder of all outstanding shares of Series F Senior Convertible Preferred Stock and Series G Senior Convertible Preferred Stock, advising that such holder was electing to convert the outstanding shares of preferred stock into common stock. Such notice sets forth the holder's position that, as a result of certain employee stock options issued by Registrant, the conversion price of the Preferred Stock had been reduced from $17.50 per share to $0.69 per share, and that the Registrant must issue 27,502,855 shares of common stock upon conversion. If such shares were issued, they would constitute 79.7% of Registrant's common stock and represent a change in the control of Registrant. In addition, Registrant would be forced to obtain stockholder approval of the issuance of such a large block of common stock or face a de-listing of its common stock on the American Stock Exchange. In the event such conversion occurred, the Registrant's obligation to pay the holder the "make-whole" distribution that is due upon a conversion or redemption of preferred stock would be reduced from approximately $27,000,000 to $7,600,000.

Registrant believes that the conversion price was not properly subject to adjustment, and, if the holder were to convert, it would be at the current $17.50 conversion price. Registrant's position is based, in part, upon the holder's failure to follow all procedures for adjustment and conversion at the adjusted price, and on the Registrant's recission of the employee stock options that were the basis for the holder's purported adjustment. The holder has filed a declaratory judgment action in the State District Court in Dallas County, Texas seeking a finding that it is entitled to a $0.69 conversion price. Registrant intends to defend such action and seek a contrary ruling that the conversion price was not adjusted.

The parties are engaged in negotiations in an attempt to resolve the matter amicably.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


GREENBRIAR CORPORATION

/s/      Gene S. Bertcher
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Gene S. Bertcher, Executive Vice President

November 13, 2000